EXHIBIT 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on July 31, 2013
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Second Quarter 2013 Earnings

Branchville, NJ – July 31, 2013 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the second quarter ended June 30, 2013. Net income per diluted share was $0.48 and operating income1 per diluted share was $0.42.

“We had a very strong quarter due to improvements in our underwriting operations as our granular pricing approach and sophisticated underwriting tools continue to be a key to success,” said Chairman, President and CEO Gregory E. Murphy. “Overall net premiums written grew 9% due to standard lines renewal pure price increases of 7.4% and new business that was up 17% to $84 million. Standard lines retention remained steady at 84% -- an indication of market stability.

“The overall statutory combined ratio for the quarter was down 8.5 points to 97.7%, reflecting an improving loss ratio due to earning rate increases above loss trend as well as lower property and catastrophe losses,” continued Murphy.

“Our standard commercial lines results were strong, producing a statutory combined ratio of 95.6%, including 2.8 points of catastrophe losses,” said Murphy. “We achieved a 7.2% renewal pure price increase in the quarter, while retention remained strong at 83% and new business was up 25% to $73 million.

“Personal lines results improved in the quarter with a statutory combined ratio of 102.9%, down from 109.2% one year ago. Our profitability initiatives for both homeowners and auto, pushing rate and improving the mix of business, helped us achieve an 8.3% renewal pure price increase with retention remaining high at 87%,” said Murphy.

“The quarter’s after-tax investment income was $26 million, flat compared to 2012, with higher dividend income and alternative investment returns that were offset by lower yields on our fixed maturity securities portfolio,” said Murphy.

“We continue to execute on our three-year statutory combined ratio improvement plan, which started in 2012 and includes renewal pure price increases of 5 - 8% per year. We expect to achieve, excluding catastrophes, a statutory combined ratio of 92% for 2014,” said Murphy. “Standard commercial and personal lines renewal pure price increases are driving our success with an increase of 7.5% for the first six months of 2013 leading to an overall statutory combined ratio of 94.8%, excluding catastrophes.”

Highlights for Second Quarter 2013 Compared to Second Quarter 2012:

-	Net income was $27.1 million, or $0.48 per diluted share, compared to $0.3 million, or $0.01 per diluted share;
-	Operating income1 was $23.8 million, or $0.42 per diluted share, compared to $0.2 million, or $0.01 per diluted share;
-	Combined ratio: GAAP: 98.9% compared to 106.9%; Statutory: 97.7% compared to 106.2%;
-	Total net premiums written (NPW) were $462.2 million compared to $425.6 million:
o	Standard Commercial Lines NPW were $350.6 million compared to $320.5 million;
o	Standard Personal Lines NPW were $78.9 million compared to $76.8 million;
o	Excess and Surplus Lines NPW were $32.7 million compared to $28.3 million;
-	Catastrophe losses were, pre-tax, $19.6 million, compared to $30.2 million, or 4.6 points on the combined ratio compared to 7.7 points;
-	Favorable prior year statutory reserve development on our casualty lines totaled, pre-tax, $2 million compared to $5 million;
-	Net investment income, after tax, remained flat at $25.7 million; and
-	Total revenue was $468.9 million compared to $428.9 million.

Highlights for Six Months Ended June 30, 2013 Compared to First Six Months of 2012:

-	Net income was $48.4 million, or $0.86 per diluted share, compared to net income of $18.4 million, or $0.33 per diluted share;
-	Operating income1 was $43.9 million, or $0.78 per diluted share, compared to operating income of $15.4 million, or $0.28 per diluted share;
-	Combined ratio: GAAP: 98.0% compared to 103.7%; Statutory: 97.3% compared to 102.7%;
-	Total NPW were $912.3 million compared to $845.7 million:
o	Standard Commercial Lines NPW were $703.8 million compared to $649.2 million;
o	Standard Personal Lines NPW were $147.4 million, compared to $142.4 million;
o	Excess and Surplus Lines NPW were $61.1 million, compared to $54.1 million;
-	Catastrophe losses were, pre-tax, $21.2 million, compared to $37.1 million, or 2.5 points on the combined ratio compared to 4.8 points;
-	Favorable prior year statutory reserve development on our casualty lines totaled, pre-tax, $3 million compared to $8 million;
-	Net investment income, after tax, remained flat at $50.5 million;

-	The statutory combined ratio included a $5.8 million charge, or 0.7 points, related to the first quarter 2013 amendments to the Company’s pension plan to curtail benefits effective March 31, 2016; and
-	Total revenue was $928.9 million compared to $848.3 million.

Balance Sheet and Guidance
At June 30, 2013, Selective’s assets were $6.1 billion and the investment portfolio was $4.4 billion. Statutory surplus was up 11%, to $1.2 billion, compared to December 31, 2012. Stockholders’ equity was $1.1 billion. Book value per share was $19.72, down slightly compared to $19.77 at year end 2012. This decrease reflects a $1.17 per share decrease in unrealized gains on our investment portfolio offset by net income of $0.87 and a $0.54 benefit related to the first quarter pension plan revaluation and curtailment.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable September 3, 2013 to stockholders of record as of August 15, 2013.

Selective expects to generate a 2013 full year statutory combined ratio of 96%, excluding catastrophes and any additional prior year casualty reserve development. Selective currently estimates three points of catastrophe losses will be added to that ratio. In addition, investment income will be approximately $95 million, after tax, and weighted average shares at year end 2013 are anticipated to be approximately 56 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on August 1, 2013 at www.selective.com. The webcast will be available for rebroadcast until the close of business on August 30, 2013.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended June 30:	2013	2012
Net premiums written	$462,177	425,563
Net premiums earned	426,252	392,212
Net investment income earned	34,003	34,006
Net realized gains	5,154	178
Total revenues	468,945	428,907

Operating income	23,773	172
Capital gains, net of tax	3,349	116
Net income	$27,122	288

Statutory combined ratio	97.7%	106.2%
Statutory combined ratio, excluding catastrophe losses	93.1%	98.5%
GAAP combined ratio	98.9%	106.9%

Operating income per diluted share	$0.42	0.01
Net income per diluted share	0.48	0.01
Weighted average diluted shares	56,616	55,681
Book value per share	$19.72	19.75

6 months ended June 30:	2013	2012
Net premiums written	$912,301	845,735
Net premiums earned	847,192	771,041
Net investment income earned	66,873	66,634
Net realized gains	8,509	4,536
Total revenues	928,894	848,255

Operating income	43,897	15,432
Capital gains, net of tax	5,530	2,949
Loss on discontinued operations	(997)	-
Net income	$48,430	18,381

Statutory combined ratio	97.3%	102.7%
Statutory combined ratio, excluding catastrophe losses	94.8%	97.9%
GAAP combined ratio	98.0%	103.7%

Operating income per diluted share	$0.78	0.28
Net income per diluted share	0.86	0.33
Weighted average diluted shares	56,530	55,642
Book value per share	$19.72	19.75

*All amounts included in this release exclude intercompany transactions.